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                                                                    EXHIBIT 23.2


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-96817) and related Prospectus of Electroglas, Inc. for the registration of $35,500,000 of 5.25% convertible subordinated notes due 2007, 714,573 warrants to purchase 714,573 shares of its common stock and 4,179,171 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 2002, with respect to the consolidated financial statements and schedule of Electroglas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP



September 11, 2002
San Jose, California